VOTING AGREEMENT

          VOTING AGREEMENT dated as of this 5th day of June 1997 by and between THEODORE W. WHITE, JR. ("White") and NEAL J. POLAN ("Polan").


                               W I T N E S S E T H


          WHEREAS, White beneficially owns and holds an aggregate of 144,000 shares of Class B Common Stock, par value $.01 per share (the "Class B
Common Stock"), of HealthCore Medical Solutions, Inc. (the "Company"); and

          WHEREAS, as a condition to the bridge financing and public offering pursuant to the letter of intent dated September 24, 1996 between the Company and D.H. Blair Investment Banking Corp., as amended, White has agreed to give Polan a voting proxy on the shares of Class B Common Stock beneficially owned by White on the date hereof and any shares of Class B Common Stock and Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), acquired by White subsequent to the date hereof, as set forth under the terms and conditions of this Voting Agreement (the "Agreement").

          NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

     1.   Grant of Proxy.

          (a) White hereby appoints Polan to act as the proxy of White, and grants Polan the power to vote cumulatively or otherwise, (i) the shares of Class B Common Stock beneficially owned by White on the date hereof; (ii) any shares of Class B Common Stock or Class A Common Stock acquired subsequent to the date hereof and (iii) any shares of Class A Common Stock received by White upon conversion of the Class B Common Stock into Class A Common Stock prior to the termination of this Agreement (collectively, the "Shares") at any annual or special meeting of stockholders of the Company, or any adjournment or adjournments thereof at which the Shares would be entitled to vote. Polan shall have the right to exercise, in person or by his nominees or proxies, all voting rights and powers granted under the Delaware General Corporation Law in respect of all Shares, and to take part in or consent to any corporate or shareholder action of any kind whatsoever permissible under the Delaware General Corporation Law. The right to vote shall include the right to vote for the election of directors and in favor of or against any reoslution or proposed action of any character whatsoever that may be presented at any meeting or require the consent of shareholders of the Company.

          (b) This proxy is coupled with an interest and is irrevocable, except as specifically hereinafter set forth.


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

          (c) Without limiting the generality of the proxy granted pursuant to
Section 1(a) above, Polan may vote the Shares subject to this Agreement in favor of the election of himself as a director of the Company and of, and in favor of, the ratification and approval of the acts of himself as a director and officer in the general conduct of the business and affairs of the Company.


     2.   Dividends and Distributions.

     White shall be entitled to receive payments of all dividends and other distributions with respect to the Shares and upon the declaration of any dividend White shall receive all such dividends or other distributions to be distributed by the Company. Any dividends or other distributions consisting of
(i) Class B Common Stock or Class A Common Stock or (ii) distributions of or conversions into additional shares of Class B Common Stock or Class A Common Stock shall be subject to the terms of this Agreement on the same basis as the respective Shares on which such dividends were declared.

     3.   Term.

          The term of this Agreement shall commence on the date first above set forth and continue until the earlier of:

          (a) 5:00 p.m., New York time, on the fifth anniversary of the date first above set forth;

          (b) the death of Polan;

          (c) Polan's termination of employment with the Company for any reason; or

          (d) if, for the fiscal year ended December 31, 1998, the Company does not report net income before provision for income taxes and exclusive of any extraordinary earnings (all as audited by the Company's independent public accountants) of at least $1.0 million (the "Target Pretax Income Amount") or if, for any subsequent fiscal year through the fiscal year ended December 31, 2001, the Company's Target Pretax Income Amount does not equal or exceed an amount equal to the Target Pretax Income Amount for the prior fiscal year plus ten percent (10%).

     4.   Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.


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     5.   Counterparts.

     This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same Agreement.

     6.   Notices.

     All notices hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid.

     If to White:  at his address shown on the books and records of the Company.

     If to Polan:  at his address shown on the books and records of the Company

     Either party may change the address to which notices are to be sent to it by giving 10 days written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered in person, then such notice shall be effective immediately; if mailed, then 72 hours after deposit, postage prepaid.


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          IN WITNESS WHEREOF, the parties hereto have execute this instrument as of the date and year first above written.


                                              THEODORE W. WHITE, JR.

                                              /s/ THEODORE W. WHITE, JR.
                                              ------------------------------




                                              NEAL J. POLAN

                                              /s/ NEAL J. POLAN
                                              ------------------------------


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